Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

LGFS INC.

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1. The name of the corporation is: LGFS Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (1,000) Common shares at Zero Dollars and One Cent ($0.01) par value.

5. The name and mailing address of each incorporator is as follows:

Arthur H. Smith

P.O. Box 10060

300 Madison Avenue

Toledo, OH 43699-0060

6 The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statutes the board of directors is expressly authorized: To make, alter or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the directors duty of loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

11. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

IN WITNESS WHEREOF, said LGFS Inc. has caused this certificate to be signed by Arthur H. Smith, its Vice President, this 15th Day of June, 2000.

/s/ Arthur H. Smith
Arthur H. Smith, Vice President